Mr. Frederick C. Stein
2524 Cedar St.
Bakersfield, CA 93301

August 17, 2005

VIA EMAIL: fred@fresherhaus.com

Re:	Ignis Petroleum Corporation - Operations Advisor Consultant Agreement

Dear Fred:

It is with great pleasure that I extend to you the consulting position of Operations Advisor. In your role, you will be a member of the Company's Board of Advisors whose responsibility is to work towards fulfilling the Company's goals, while providing ongoing recommendations to the executive team and board of directors, both strategic and tactical in nature. The agreement is for one year from the date of signing with two, one-year options to renew as mutually agreed.

POSITION SUMMARY - You will be responsible for providing input on matters of strategic, business development and technical importance, and will be an advisor to the executive team. The position overview is provided in Exhibit A and specific milestones for the first year in Exhibit B. You will be instrumental in Ignis' technical planning and evaluation and participate in fund raising as requested. This is a part-time position that will typically require two or more days per month in total commitment. At critical times, such as opportunity evaluation and planning, the time commitment may be more, but this would be considered unusual.

COMPENSATION - You will be provided a combination of cash, restricted common stock and common stock options as detailed in Exhibit C. We will provide you a cash retainer which will be replenished monthly. You will be granted up to 200,000 shares of Ignis Petroleum Group, Inc. stock over a period of three years. And you will be provided common stock options coinciding with the successful placement of funds into the company in which you personally assisted. A form 1099 will be provided at the end of each year for the payment of your services.

We are excited about your participation and we are confident of the contributions you will make to achieve the goals of Ignis Petroleum.

AGREEMENT - Please indicate your acceptance by signing below.

/s/ Michael P. Piazza	/s/ Frederick C. Stein
By: Michael P. Piazza	By: Frederick C. Stein
Its: President and CEO	Its: Operations Advisor
Date: August 17, 2005	Date: August 17, 2005

EXHIBIT A
CONSULTANT OPERATIONS ADVISOR OVERVIEW

POSITION SUMMARY

The holder of this position will be responsible for providing guidance and oversight of all operations-related matters of the company and work within the senior management team on business strategy and development planning. The Advisor will be highly-skilled in diverse E&P drilling and petroleum engineering activities with a 20+ year track record of increasing production, minimizing costs and creating significant value. The position will report to the CEO and COO.

EXPECTED INVOLVEMENT

Be a key member of senior management team and company's technical leader on all  drilling, production and marketing activities

Lead company's activities as defined below leveraging industry contacts and consultants
Participate part-time with potential to increase time commitment commensurate with  company success

AREAS OF RESPONSIBILITY

Business strategy and planning
Petroleum engineering and economics
Reservoir and reserves management
Drilling, production and marketing operations
Field development planning, joint ventures, and negotiations

REQUIREMENTS

BS or MS degree in engineering and significant operations experience

Senior technical and operations management experience in major or independent oil & gas  company with progressive leadership positions

Well-respected technical leader with strong industry affiliations

CONFIDENTIALITY

No disclosure of trade secrets; proprietary or confidential information of the Company or affiliate obtained during the course of this agreement except as required to carry out the terms of this agreement.

EXHIBIT B
12-MONTH MILESTONES

During the next twelve months we expect that you will help Ignis Petroleum to achieve the following critical milestones:

Completion of business strategy and plan with senior management team

Development of work processes for devising or evaluating plans related to:

Field development
Drilling
Production operations
Reservoir management

Evaluation of prospective opportunities

Completion of major funds placement, participate in select "road show" events as requested by CEO and COO

Introductions to industry people who can provide technical services or can be full-time employees. Participate in the interviewing of prospective employees as requested

Source, review and negotiate prospective opportunities to advance the cause the company. Help establish and manage relationships with prospective joint-venture partners

EXHIBIT C
CONSULTANT OPERATIONS ADVISOR COMPENSATION

CASH COMPENSATION:

$1,500 retainer, replenished monthly as appropriate

Advisory services at prorated rate of $750 (USD) per day (1)

RESTRICTED STOCK: Total award of 200,000 common shares granted as follows:

Purpose	Timing	Granted shares
Sign-on	August 9, 005	25,000
Funds placement (equity or convertible preferred stock or similar)	At time of successful funds placement*	25,000
Advisory services	February 9, 2006	25,000
Advisory services	August 9, 2006	25,000
Advisory services	February 9, 2007	25,000
Advisory services	August 9, 2007	25,000
Advisory services	February 9, 2008	25,000
Advisory services	August 9, 2008	25,000
"Total		200,000
* At least $10 million of cumulative placement

BONUS STOCK OPTIONS: Award of 3,000 non-qualified common share options, at a strike price of $1.00 for each $1,000,000 funds raised in which you had a part, (minimum $3000000 cumulative raised) for a maximum total of 50,000 common share options issued pursuant to the non-qualified plan to be adopted by the company.

SERVICE PRORATION: Either party can terminate the relationship without need for cause before the end of the one year. Upon such termination, the Operations Advisor will keep whatever stock has been granted to that time. The Operations Advisor agrees to provide transitional advisory services for a period of up to three months without further stock grants, however, normal cash compensation will remain in effect.

REIMBURSABLE EXPENSES: Reimbursed for reasonable and customary expenses incurred on behalf of and in furtherance of the business of the Company and upon approval of such expenses, Ignis shall promptly (within 30 days) provide reimbursement for such expenses.

Note: (1) Should the total cash compensation exceed $50,000 in any 12-month period then the Company will enter into discussions to convert the position to either a part-time or full-time employee of the Company, as required.